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Exhibit 10.24

SUBLEASE AGREEMENT

        This SUBLEASE AGREEMENT ("Sublease") is entered into this 26th day of August, 2005, by and between K2 INC., a Delaware corporation ("Sublessor") whose address is 5818 El Camino Real, Carlsbad, CA 92008 and ALPHATEC MANUFACTURING, INC., a California corporation ("Sublessee") whose address is Suite 100, 2051 Palomar Airport Road, Carlsbad, California 92008 ("Premises").

RECITALS

        A.    MG Palomar, LLC, a California limited liability company, as landlord ("Landlord"), and Sublessor, as tenant, entered into a lease dated December 3, 2002 ("Master Lease"), with regard to the Premises. A copy of the Master Lease is attached hereto as Exhibit "A".

        B.    Sublessor, on July 29, 2005, agreed to sublease to Sublessee the entire Premises in accordance with the terms and conditions set forth in the Sublease Agreement, dated as of July 29, 2005 (the "July Sublease") between the parties hereto.

        C.    Sublessor wishes to Sublease to Sublessee, and Sublessee wishes to Sublease from Sublessor, the entire Premises for the term beginning on August 1, 2006 and ending on February 28, 2008 in accordance with the terms and conditions set forth hereinbelow.

        NOW, THEREFORE, Sublessor and Sublessee agree as follows:

AGREEMENT

        1.     Sublease. Sublessor subleases the Subleased Premises to Sublessee, and Sublessee subleases the Premises from Sublessor, according to the terms and conditions of this Sublease. The provisions of the Master Lease (except Paragraphs 39, 52, 53, and 55) are incorporated herein as though Sublessor was landlord under the Master Lease and Sublessee was tenant under the Master Lease.

        2.     Term. The term ("Term") of this Sublease will begin on August 1, 2006 ("Commencement Date"), and will end on February 28, 2008, inclusive.

        3.     Rent. Sublessee will pay Sublessor as rent ("Rent") for the Premises the sum of (a) Thirty Two Thousand Two Hundred Forty-Three Dollars and Forty-Eight Cents ($32,243.48) for the term commencing on August 1, 2006 and ending on February 28, 2007, inclusive, and (b) Thirty Three Thousand Two Hundred Ten Dollars and Seventy-Eight Cents ($33,210.78) for the term commencing on March 1, 2007 and ending on February 28, 2008, inclusive, in each case, in advance, without notice, demand, offset, or counterclaim, on the first day of each month prior to the month such Rent shall be applicable to (e.g.. Rent for August 2006 shall be payable July 1, 2006). Rent and any other sums due to Sublessor from Sublessee under this Sublease will be paid at the following address (unless written notice provided of a change of address): 5818 El Camino Real, Carlsbad, CA 92008. If the Term of this Sublease begins on a day other than the first day of a month or ends on a day other than the last day of a month, Rent will be prorated on a per diem basis.

        4.     Acceptance of the Premises. Sublessee has accepted the Premises in its then present condition pursuant to the terms of the July Sublease and hereby accepts the Premises in its present condition for the Term. Sublessor makes no representation or warranty as to its fitness for Tenant's intended use. Sublessor will not be obligated to make any alterations or improvements to the Subleased Premises on account of this Sublease. Any signage shall be at Sublessee's sole cost and expense pursuant to the approval of Landlord.

        5.     Security Deposit. Pursuant to the July Sublease, Sublessee has deposited with Sublessor the sum of Twenty Eight Thousand Five Hundred Fifty-five and 00/100 Dollars ($28,555.00) that Sublessor will hold in accordance with Paragraph 5 of the Master Lease (this sum will be held through the Term under the July Sublease and this Sublease).

        6.     Other Charges. During the Term of this Sublease, Sublessee will pay to Sublessor "Lessee's Share" (as such term is defined in the Master Lease) of any Operating Expense Increases payable by Sublessor pursuant to Paragraph 4.2 of the Master Lease. Such payments will be made as and when due under the Master Lease. Sublessee shall also pay for all janitorial services.

        7.     Parking. Sublessor agrees that during the Term of this Sublease, Sublessee will be entitled to non-exclusive use of seventy six (76) vehicle parking spaces in the Project's parking facility at no additional charge to Sublessee.

        8.     Services. Sublessor will not be obligated to provide any services to Sublessee. Sublessee's sole source of such services is Landlord, pursuant to the Master Lease. Sublessor makes no representation about the availability or adequacy of such services.

        9.     The Master Lease. This Sublease is subject to the Master Lease. The provisions of the Master Lease are applicable to this Sublease as though landlord under the Master Lease were the Sublessor under this Sublease and tenant under the Master Lease were Sublessee under this Sublease; provided, however, that all communications between Sublessee and Landlord shall be through Sublessor only. Sublessee has received a copy of the Master Lease. Sublessee will not cause or allow to be caused any default under the Master Lease. Sublessee will indemnify Sublessor against any loss, liability, and expenses (including reasonable attorneys' fees and costs) arising out of any default under the Master Lease caused by Sublessee, and Sublessor will indemnify Sublessee against any loss, liability, and expenses (including reasonable attorneys' fees and costs) arising out of any default under the Master Lease caused by Sublessor.

        10.   Consent of Landlord. In the event the Master Lease requires that Sublessor obtain the consent of Landlord to any subletting by Sublessor then, this Sublease shall not be effective unless, within twenty (20) days of the date hereof, Landlord consents to this Sublease in writing.

        11.   Subsequent Subleases, Assignments and Modifications. Sublessee shall not further sublet the Premises or any portion thereof, nor assign, amend or modify this Sublease, without the express prior written consent of Sublessor, which consent may be withheld by Sublessor in its sole and absolute discretion.. Any attempted further subletting of the Premises or assignment, amendment or modification of this Sublease without the express prior written consent of Sublessor shall be void ab initio and shall constitute a material default by Sublessee under this Sublease.

        12.   Attorneys' Fees. In the event suit is brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover as an element of his costs of suit, and not as damages, reasonable attorneys' fees to be fixed by the court.

        13.   Executed Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute a single agreement and each of which shall be an original for all purposes.

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        IN WITNESS WHEREOF, the parties hereto have caused this Sublease to be duly executed as of the day and year first above written.

SUBLESSOR		SUBLESSEE
K2 INC., a Delaware corporation		ALPHATEC MANUFACTURING, INC., a California corporation
By:	Name: Title:	By:	Name: Title:

CONSENT TO SUBLEASE AGREEMENT

(Attach copy of Consent to Sublease Agreement)

EXHIBIT "A"
MASTER LEASE

(Attach copy of Master Lease)

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SUBLEASE AGREEMENT